EXHIBIT 10o

Article 1. Establishment, Objectives, and Duration

1.1    Establishment of the Plan. AOL Inc., a Delaware corporation (hereinafter referred to as the “Company”) has adopted the “AOL Inc. Long-Term Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document and as it may be amended from time to time. The Plan was effective on June 23, 2015 (the “Effective Date”), which was the date the Company’s Board of Directors first approved the Plan, and shall remain in effect as provided in Section 1.3 hereof.

The Plan permits the grant of Units on the terms described below.

1.2    Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Administrator to amend or terminate the Plan at any time pursuant to Article 12 hereof, until all Awards shall have been paid or forfeited, pursuant to the Plan’s provisions. In no event, however, may an Award be granted more than ten (10) years after the Effective Date.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1	“Administrator” shall have the meaning ascribed to such term in Section 3.1 hereof.

2.2	“Award” means, individually or collectively, a grant under the Plan of Units.

2.3
“Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to Article 7 hereof.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company, or a committee of the Board to the extent that the Board designates a committee to perform its functions under the Plan.

2.6	“Change in Control” means the occurrence of any of the following events at any time after the closing of the acquisition of the Company by Verizon effective June 23, 2015:

(a)
any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (other than the Company, Verizon or any company owned, directly or indirectly, by the stockholders of the Company or Verizon in substantially the same proportions as their ownership of stock of the Company or Verizon, as the case may be) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Exchange Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(b)
a change in the composition of the Board after such time as Verizon is no longer a Parent (such time that Verizon is no longer a Parent, the “Separation Time”), such that the individuals who, as of the Separation Time, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Separation Time whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company after the Separation Time as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(c)
a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or a parent of the Company or such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the

Company or a Parent immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership in the Company or a Parent, as the case may be, immediately prior to such Corporate Transaction; or

(d)	the sale, transfer or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not occur if Verizon continues to be a Parent following the event or transaction in question, and a transaction shall not constitute a Change in Control if it is in connection with the underwritten public offering of the Company’s or a Parent’s securities.

2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8    “Company” means AOL Inc., a Delaware corporation, and any successor thereto as provided in Article 14 hereof.

2.9    “Company Value” means the aggregate Fair Market Value of the Company’s issued and outstanding Shares on the relevant date.

2.10	“Director” means any individual who is a member of the Board.

2.11	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.12    “Employee” means any employee of the Company, Verizon or any of their respective Subsidiaries. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.14    “Fair Market Value” means (a) if the Shares are not listed or admitted to trade on a national securities exchange on the relevant date, the Fair Market Value shall be the value of a Share as of the relevant date as reasonably determined by the Administrator for purposes of the Award, which determination may be based on a valuation report obtained from an independent appraisal firm, or (b) if the Shares are listed or admitted to trade on a national securities exchange on the relevant date, the closing price of a Share on that date on the principal securities exchange on which the Shares are then traded or, if there are no such sales on the relevant date, then the closing price of Shares on the date or dates that the Administrator determines, in its sole discretion, to be appropriate for purposes of valuation.

2.15	“Non-Employee Director” means a Director who is not an Employee.

2.16    “Parent” means any corporation, partnership, joint venture or other entity that has a direct or indirect ownership interest of at least fifty percent (50%) in the Company.

2.17    “Participant” means an Employee or Non-Employee Director who has been selected to receive an Award or who holds an outstanding Award.

2.18    “Payment Date” means, as to a particular Unit, the date on which such Unit is to be paid as set forth in the applicable Award Agreement (subject to any vesting requirements applicable to such Unit).

2.19    “Plan” means the AOL Inc. Long-Term Incentive Plan as set forth herein and as it may be amended from time to time.

2.20    “Performance Share Unit” means a Unit the vesting of which may be based in whole or in part on the attainment of performance criteria with respect to the Company.

2.10    “Restricted Share Unit” means a Unit the vesting of which may be based in whole or in part based on the passage of time.

2.21    “Share” means a share of common stock of the Company.

2.22    “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company (or Verizon, as the context may require) has a direct or indirect ownership interest of at least fifty percent (50%), and (b) any corporation, partnership, joint venture, or other entity in which the Company (or Verizon, as the context may require) holds a direct or indirect ownership interest of less than fifty percent (50%) but which, in the discretion of the Administrator, is treated as a Subsidiary for purposes of the Plan.

2.22    “Total Indicative Units” means the number of units of economic interest into which the Company Value is divided for purposes of determining the value of a Unit under the Plan. The Total Indicative Units shall be Two Hundred Seven Million Forty Thousand (207,040,000) at the Effective Date and shall be adjusted thereafter to the extent and as contemplated in Section 6.3.

2.23    “Unit” means a contingent right to receive a payment in an amount determined under Section 6 below and includes Performance Share Units and Restricted Share Units.

2.24    “Unit Pool” means the number of Units available for grant under the Plan under Section 4.1 hereof, as adjusted pursuant to Section 4.2 hereof.

2.25	“Verizon” means Verizon Communications, Inc.

2.26    “Vesting Date” shall have the meaning ascribed to such term in the applicable Award Agreement.

Article 3. Administration

3.1    General. The Plan shall be administered by and all Awards under this Plan shall be authorized by the Administrator. Unless otherwise expressly provided by the Board, the “Administrator” means the Executive Vice President and Chief Administrative Officer of Verizon.
3.2    Authority of the Administrator. Subject to the provisions hereof, the Administrator shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 12 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Administrator shall make all other determinations that may be necessary or advisable for the administration of the Plan. With respect to the Non-Employee Directors, the authority conferred by this Section 3.2 shall rest with the Board. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its affiliates or to third parties.

3.3    Decisions Binding. All determinations and decisions made by the Administrator pursuant to the provisions of the Plan and all related orders and resolutions of the Administrator shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Non-Employee Directors, Employees, Participants, and their estates and beneficiaries.

Article 4. Units Subject to the Plan

4.1    Number of Units Available for Grants. Subject to Section 4.2, the maximum number of Units that may be granted under the Plan is Twenty Million Seven Hundred Four Thousand (20,704,000) Units. No Award may be granted if it would cause the Unit limit of this Section 4.1 to be exceeded.

4.2	Unit Pool Adjustments.

(a)	Each Unit subject to the portion of an Award that is paid in the form Shares shall be charged against the Unit Pool.

(b)
If all or any portion of an Award is paid in cash or expires or is cancelled, terminated or forfeited for any reason without payment in Shares, the Units subject to such portion of the Award shall restore, on a one-for-one basis, the number of Units available for grant under the Unit Pool.

Article 5. Eligibility and Participation

5.1    Eligibility. All Employees and Non-Employee Directors are eligible to participate in the Plan.

5.2    Actual Participation. Subject to the provisions of the Plan, the Administrator may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award. The Board shall determine the Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors.

Article 6. Grant and Payment of Units

6.1    Grants. Subject to the terms and conditions of the Plan, Awards of Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator. The Administrator will determine the vesting of each such Award (which may be based on performance criteria, passage of time or other factors or any combination thereof) and the other terms and conditions of such Award, including designating such Award of Units as Restricted Share Units or Performance Share Units, which provisions will be set forth in the applicable Award Agreement.

6.2    Amount of Payment. Each Unit shall represent the right to receive, subject to any vesting requirements applicable to such Unit, an amount equal to (a) the Company Value as of the applicable Vesting Date, divided by (b) the Total Indicative Units as of the applicable Vesting Date.

6.3    Adjustments. In the event of (1) any contribution to the Company’s capital by Verizon or any of its Subsidiaries (other than the Company); (2) any sale of additional equity interests by the Company; (3) any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company; (4) any split-up, spin-off or dividend distribution in respect of the Company’s securities in the form of property; or (5) any similar, unusual or extraordinary corporate transaction, the Administrator shall, to such extent (if any) and at such time as it reasonably deems appropriate and equitable in the circumstances, make such adjustments as may be necessary or appropriate to preserve (and not enlarge or dilute) the intended level of benefits under the Plan, including without limitation by adjusting the Total Indicative Units in connection with such event. For example, and without limitation, if Verizon contributed assets valued at $1 Billion to the Company at a time when the value of a Unit (as determined pursuant to Section 6.2 immediately before giving effect to such contribution) was $25, the Administrator could increase the Total Indicative Units by an additional Forty Million (e.g., if the then-existing amount was 207,040,000, the increase would be from 207,040,000 to247,040,000; $1 Billion divided by $25 is Forty Million) effective at the time and to account for such contribution. Any adjustment made pursuant to this Section 6.3 may apply as to any Unit (including Awards then outstanding) to the extent the Payment Date for such Unit had not occurred prior to the effective time of such adjustment.

6.4    Timing and Form of Payment. Any payment of a vested Unit as provided in this Article 6 shall be made on or following the applicable Payment Date of such Unit as provided in the Award Agreement. Such payment shall be made in cash; provided, however, that if the Shares are listed or admitted to trade on a national securities exchange as of the applicable payment date, such payment may be made in the sole discretion of the Administrator, by the Company delivering a number of Shares determined by dividing (a) the amount of such payment as determined under Section 6.2, by (b) the Fair Market Value of a Share at the time such payment is made.

Article 7. Award Agreements
7.1    In General. Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Administrator shall determine and that shall specify the number of Restricted Stock Units granted and the applicable vesting and payment terms.

7.2    Severance from Service. Each Award Agreement shall set forth the extent to which the Participant shall have rights, if any, under the Award following the Participant’s severance from service with the Company and its Subsidiaries. The Award Agreement may make distinctions based on the reason for the Participant’s severance from service and may contain obligations that apply beyond the term of the Award Agreement.

7.3    Restrictions on Transferability. Unless otherwise expressly approved by the Administrator, a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

7.4    Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

Article 8. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

Article 9. Deferrals

Pursuant to the applicable requirements of Section 409A of the Code, the Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due in connection with any Awards. If any such deferral is required or permitted, the Administrator shall establish rules and procedures for such deferrals in compliance with the requirements of Section 409A of the Code.

Article 10. No Right to Employment or Participation

10.1    Employment. The Plan shall not interfere with or limit in any way the right of the Company or Verizon or any Subsidiary of the Company or Verizon to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or Verizon or any of their respective Subsidiaries.

10.2    Participation. No Employee or Non-Employee Director shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 11. Change in Control.

No outstanding Awards shall vest or become immediately payable or exercisable merely upon the occurrence of a Change in Control. However, if within twelve (12) months following the occurrence of a Change in Control, a Participant is involuntarily terminated without “Cause” or is deemed to have separated from service as the result of a “Good Reason”, then any restriction periods and other restrictions imposed on the Participant’s then-outstanding Awards shall lapse. Notwithstanding the foregoing, such Awards shall not become payable until their regularly scheduled time as specified under the terms and conditions of the applicable Award Agreement, except that, to the extent an Award is exempt from Section 409A of the Code under the “short-term deferral rule,” payment shall not be later than 2-1/2 months after the year in which it is no longer subject to a substantial risk of forfeiture. Both “Cause” and “Good Reason” shall be as defined in the applicable Award Agreement.

Article 12. Amendment, Modification, and Termination

12.1    Amendment, Modification, and Termination. Subject to the terms of the Plan, the Administrator may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Administrator specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

12.2    Awards Previously Granted. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement. All Awards previously granted under the Plan prior to the Effective Date specified herein shall be governed by the terms and conditions of the Plan as in effect at such time, provided that all Plan provisions referencing Section 409A of the Code shall apply to all Awards subject to 409A of the Code.

Article 13. Withholding

13.1    Tax Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to Verizon, or any Subsidiary of the Company or Verizon, an amount that the Company or Verizon, or any Subsidiary of the Company or Verizon, reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

13.2    Share Withholding. With respect to withholding required in connection with any issuance of Shares pursuant to an Award granted hereunder, the Administrator may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction.

Article 14. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. Legal Construction

15.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural.

15.2    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3    Requirements of Law. The granting and payment of Awards under the Plan (including the issuance of any Shares under the Plan) shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, the Plan and all Awards will be interpreted and construed to avoid any tax, penalty or interest under Code Section 409A. The Administrator, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A of the Code. Except for the Company’s obligations to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

15.4    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.